Healthy Life franchise agreement

(Store name)

Contents

1	Definitions and interpretation	1

2	Cooling off period	7

3	Grant of franchise	7

4	Term of agreement	9

5	Payments	11

6	The Premises	11

7	Reports, records and access by Healthy Life	14

8	Intellectual property	16

9	Business name	18

10	Healthy Life Manuals	18

11	Confidentiality	19

12	Employees and training	20

13	Advertising, marketing and promotion	20

14	Products	23

15	Club Life	24

16	General conduct and compliance with the Healthy Life System	25

17	Transfer of franchise	26

18	Default and termination	28

19	Restraint	32

20	Warranties and reliance	34

21	Liability	35

22	Costs and stamp duty	37

23	GST	37

24	Dispute resolution	38

25	Guarantee and indemnity	39

26	Franchisee as trustee	42

27	Miscellaneous	43

Schedule		47

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

i

Healthy Life franchise agreement

Dated

Parties	Healthy Life Partners Pty Limited ACN 084 265 421 of 316 Horsley Road, Milperra, New South Wales 2214 (Healthy Life)

The person(s) or company named in the schedule (Franchisee)

The person(s) or company named in the schedule (Guarantor)

Recitals	A	Healthy Life has developed the Healthy Life System.

	B	Healthy Life owns or is licensed to use the Trade Marks in connection with the operation of the Healthy Life System.

	C	The Franchisee wishes to enter into the business of operating a Healthy Life Store using the Healthy Life System.

	D	The Franchisee acknowledges that strict adherence to the Healthy Life System is essential for the protection of the Healthy Life Image and the Healthy Life System.

It is agreed:

1	Definitions and interpretation

1.1	DEFINITIONS

In this agreement:

Administration Fee means the annual administration fee payable by the Franchisee set out in the schedule

Approved Product means:

(a)	any health supplement, nutrition supplement, vitamin, health food product or associated product, that meets Healthy Life’s quality standards, from time to time, and

(b)	any Healthy Life branded product

(c)	any product Healthy Life has approved for sale from Healthy Life Stores

Business Name means the business name set out in the schedule or any other name approved by Healthy Life

Claim means any claim, suit, action, proceedings or litigation whether:

(a)	criminal, administrative or by way of arbitration, or

(b)	before any court, arbitrator, expert, tribunal, board, commission, authority, agency, department or officer

Club Life means the loyalty club program operated by Healthy Life or any other loyalty club program operated in its place by Healthy Life

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

Code means the Franchising Code of Conduct set out in the Trade Practices (Industry Codes – Franchising) Regulations 1998

Commencement Date means the date set out in the schedule for the commencement of trading of by the Franchisee

Confidential Information means information, in any format:

(a)	that is by its nature confidential or that the Franchisee knows or ought to know is confidential

(b)	that is designated by Healthy Life as confidential

(c)	including:

(i)	information relating to Healthy Life, the Healthy Life business, the Healthy Life System, any Healthy Life manual, any Healthy Life disclosure document,

(ii)	this agreement

Disclosure Document means the disclosure document Healthy Life prepared pursuant to the Code and all subsequent versions of that document

Effective Control means the control of a party including:

(a)	as defined in section 50AA of the Corporations Act 2001

(b)	the direct or indirect control of the composition of its board of directors, more than half of the voting power of its members or more than half of its issued share capital

Existing Retailer means a person who was operating a health or nutrition product retail store from the Premises immediately prior to entering this agreement

Franchise means the business of operating a Healthy Life Store from the Premises

Franchise Data means information relating to the operation of the Franchise in any nominated period or periods, including:

(a)	Gross Sales

(b)	other data reasonably specified by Healthy Life from time to time including:

(i)	retail data including data relating to:

(1)	customers, such as customer counts

(2)	sales, such as number, value and composition of sales

(3)	Approved Products, such as the volume and identity of Approved Products sold

(ii)	operations data including data relating to costs, employees and efficiency

(iii)	data that may be used for benchmarking purposes

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

Franchise Fee means the payment set out in the schedule

Gross Sales means the amount of all sales, revenue or takings, exclusive of GST, of or in relation to the Franchise, regardless of collection in the case of sales on credit, less all refunds, exclusive of any GST, made to customers in good faith and in accordance with Healthy Life’s policies

GST means goods and services tax imposed under the GST Act

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth)

Healthy Life Image means the image used by Healthy Life from time to time to identify the Healthy Life brand or a shop as a Healthy Life Store including designs, colour schemes, signs, artwork, posters, place cards, layout and fittings

Healthy Life Manuals means information in any form prepared or issued by Healthy Life from time to time relating to the operation of:

(a)	the Franchise

(b)	a Healthy Life Store

(c)	any aspect of the Healthy Life System

Healthy Life Store means a business operated using the Healthy Life System

Healthy Life System means the comprehensive system developed and amended from time to time by Healthy Life for the promotion and retail sale of health supplements, nutrition supplements, vitamins, health food products and associated products using, including and containing specifications, methods and standards relating to the use of:

(a)	the Intellectual Property

(b)	Healthy Life’s expertise, and know-how and experience

Insolvency Event means an event by which a party:

(a)	is insolvent, insolvent under administration, or states that it is unable to pay its debts when they become due and payable

(b)
is placed in or under any form of external administration including if a party or its property is subject to the appointment of an administrator, a controller, receiver or receiver and manager, a liquidator or an official manager

(c)	is made subject to any compromise or arrangement with any of its creditors or members or scheme for its reconstruction or amalgamation, otherwise than as a result of voluntary corporate reconstruction

(d)	is wound up or dissolved, or an order or resolution is made to wind up or dissolve the party

(e)	is or applies to be protected from any of its creditors under any applicable legislation

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(f)	has any of its property seized under any distress or execution

(g)	has anything similar to any of the events in paragraphs (a) to (f) happen to it under the law of any applicable jurisdiction

Intellectual Property means any intellectual property relevant to the Healthy Life System from time to time, including:

(a)	any copyright, patent, design, trade mark or know-how used in or forming part of the Healthy Life System

(b)	the Trade Marks

(c)	any names Healthy Life uses in connection with the Healthy Life System

(d)	the Business Name

(e)	any Confidential Information

(f)	the Healthy Life Image

Joining Fee means the amount set out in the schedule

Landlord means the landlord under the Lease

Lease means the lease of the Premises

(i)	Liability means:

(a)	all liability

(b)	all loss including loss of profit and consequential loss

(c)	damage

(d)	costs including legal costs and expenses on a solicitor and own client basis

Licence means any licence to occupy the Premises granted to the Franchisee

Marketing Contribution means the amount of contribution to the Marketing Fund payable by the Franchisee as set out in the schedule

Marketing Fund means the fund into which Healthy Life pays the Marketing  Contributions as received from the franchisees of the Healthy Life System, and which would not include any marketing funds, rebates or moneys as received by Healthy Life, or its related bodies corporate, from suppliers.

Novation means the termination of a Franchise and entry into a new franchise with a Transferee on the same terms as the terminated Franchise

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

Premises means the premises set out in the schedule or any replacement premises Healthy Life agrees to in writing

Renewal Fee means the fee set out the schedule

Restraint Areas means:

(a)	the Territory

(b)	a radius of:

(i)	500 metres

(ii)	one kilometre

(iii)	two kilometres

(iv)	three kilometres

from:

(v)	any Healthy Life Store

(vi)	the Premises

Restraint Period means:

(a)	one year after the termination or expiry of this Agreement

(b)	two years after the termination or expiry of this Agreement

(c)	three years after the termination or expiry of this Agreement

Store Manager means any person appointed by the Franchisee to manage or be in charge of the operations of the Franchise for any period of time, including any day or part of a day

Tax means:

(a)	any tax, levy, rate, duty, fee, deduction, compulsory loan or withholding, or

(b)	any income, stamp or transaction duty or charge

(c)	any interest, penalty or charge in respect (a) or (b)

which is imposed or collected by any governmental agency

Term means the period specified in the schedule

Territory means the area specified in the schedule

Trade Marks means the trade marks specified in the schedule,  the trade name “Healthy Life” and the Healthy Life logo and other related trade marks, trade names, designs, labels, signs and symbols used to identify and distinguish Healthy Life Stores and the products sold in those stores

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

Transfer means an arrangement in which the Franchise is assigned, transferred, or sold in the terms of clause 17 and includes a Novation;

Transferee means a franchisee who seeks to acquire a franchise business through either a Transfer or Novation of the franchised business;

Transfer Fee means the amount set out in the schedule;

Valuer means a person nominated by the president of the Australian Institute of Chartered Accountants or any successor

Warehouse Agreement means a written agreement between Healthy Life, or such other company as might be nominated from time to time by Healthy Life to operate the supply of goods to Healthy Life franchisees, and the Franchisee and the Guarantor, as to the terms and conditions of supply of goods to the Franchisee and the payment by the Franchisee for the goods as supplied.

1.2	INTERPRETATION

In this agreement unless the context or an express statement indicates a contrary intention:

(a)	a reference to:

(i)	the singular includes the plural and vice versa

(ii)	an individual or person includes a corporation, partnership, venture, association, authority, trust, state or government

(iii)	a party is to a party to this agreement and includes that party’s executors, administrators, successors and permitted assignees

(iv)	a document including this agreement, is to that instrument, deed, document or agreement as amended, novated, renewed, substituted or supplemented at any time

(v)	any legislation is to any amendment, re-enactment, substitution or consolidation of that legislation, and includes any subordinate legislation issued under that legislation

(vi)	a day is to a period of time commencing at midnight and ending 24 hours later

(vii)	a week is to a week commencing immediately after 12.00 midnight on Sunday of each calendar week and conclude at 12.00 midnight on the following Sunday (inclusive)

(viii)	a month is to a calendar month.

(ix)	dollars or $ is to an amount in Australian currency

(x)	time is to time in Sydney, Australia

(b)	where an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(c)	any recitals, table of contents and headings in this document are for convenience only and do not affect interpretation

(d)	including and similar expressions are not to be treated as words of limitation

(e)	related body corporate has the meaning given to that expression in the Corporations Act 2001

(f)	supplier means a person making a supply

(g)	an obligation not to do something includes an obligation not to cause and not to permit it to be done

(h)	where consent or approval is required under this agreement the requirement will mean the prior written consent or approval

(i)	any action to be taken by any party in performing any obligations under this agreement must be taken at that party’s own cost

(j)	this agreement is not to be construed against Healthy Life because it was responsible for the drafting of this agreement.

2	Cooling off period

2.1	COOLING OFF PERIOD

If the Franchisee terminates this agreement within any cooling off period set out in the Code:

(a)	Healthy Life will refund all payments made by the Franchisee under this agreement less $2,500 to cover Healthy Life’s administrative expenses

(b)	clauses 1, 18 and 19 will still apply.

3	Grant of franchise

3.1	GRANT

Subject to the Franchisee and the Guarantor complying with clause 3.6, Healthy Life grants the Franchisee the right to operate the Franchise:

(a)	using the Healthy Life System

(b)	from the Premises

(c)	on the terms and conditions contained in this agreement.

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

3.2	RESERVATION OF HEALTHY LIFE’S RIGHTS

Subject to clause 3.3, Healthy Life may, regardless of the proximity to, or the economic impact or competitive effect upon the Franchise:

(a)	locate, develop and operate:

(i)	Healthy Life Stores and

(ii)	outlets other than Healthy Life Stores for the wholesale or retail sale of health supplements, nutrition supplements, vitamins, health food products and associated products

(b)	continue to operate any existing Healthy Life Store within the Territory

(c)	use the Healthy Life System

(d)	sell, or authorise the sale of Approved Products or products similar to Approved Products, to any person including for resale by that person

(i)	anywhere in the world including via the internet and from retail or wholesale outlets inside and outside of the Territory.

3.3	OFFER FOR RIGHT OF FIRST REFUSAL

If Healthy Life proposes, inside the Territory, to:

(a)	locate, develop and operate a Healthy Life Store; or

(b)
sell or grant a franchise of a Healthy Life Store, Healthy Life must offer the Franchisee a first right of refusal to accept  the grant of a franchise to operate as a franchise that Healthy Life Store :

(c)	if the Franchisee has materially observed and performed all of the Franchisee’s obligations under this agreement throughout the Term

(d)	subject to any conditions reasonably required by Healthy Life including entry into a franchise agreement, licence agreement or other documents.

3.4	ACCEPTANCE OF OFFER FOR RIGHT OF FIRST REFUSAL

(a)	The Franchisee must, with respect to any offer received under clause 3.3:

(i)	keep any offer confidential; and

(ii)	accept or reject the offer within one month of receiving the offer by providing to Healthy Life in writing either its acceptance or its rejection of the offer.

(b)
The Franchisee acknowledges that for an offer under clause 3.3 to be deemed by Healthy Life as accepted by the Franchisee, the written notice referred to in clause 3.4(a)(ii) must first be received and acknowledged by Healthy Life as a valid acceptance of the offer made in the terms of 3.4(a)(ii).

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

3.5	REJECTION OF OFFER FOR RIGHT OF FIRST REFUSAL

If the Franchisee rejects the offer received under clause 3.3 in the terms of 3.4(a)(ii), or fails to respond to the offer in the terms of 3.4(a)(ii), the Franchisee acknowledges that Healthy Life will have an automatic right inside the Territory to:

(a)	locate, develop and operate a Healthy Life Store; or

(b)	sell or grant a franchise of a Healthy Life Store.

3.6	FRANCHISEE AND GUARANTOR TO SIGN WAREHOUSE AGREEMENT

Prior to Healthy Life granting the rights in clause 3.1, the Franchisee and the Guarantor must sign and deliver up to Healthy Life a Warehouse Agreement in terms acceptable to Healthy Life.

4	Term of agreement

4.1	TERM

This agreement commences on the date it is signed by both parties and continues for the Term unless terminated or modified in accordance with this agreement.

4.2	COMMENCEMENT DATE

The Franchisee must use its best endeavours to commence operation of the Franchise on the Commencement Date.

4.3	FURTHER TERM

Healthy Life must grant to the Franchisee a further Franchise for a term up to a maximum of five years if:

(a)	the Premises are available for the further term and the Franchisee enters into a lease of the Premises or complies with clause 6.11

(b)	Healthy Life is, at the end of the Term, in the business of offering Healthy Life franchises

(c)	the Franchisee:

(i)	gives Healthy Life notice in writing requesting the renewal not more than nine months and not less than seven months before the end of the Term

(ii)	has materially observed and performed all of the Franchisee’s obligations under this agreement throughout the Term

(iii)	completes, at the Franchisee’s expense, any re-training, refresher training or staff training as Healthy Life may require

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(iv)	not later than 28 days prior to the end of the Term has:

(1)
signed a new Healthy Life franchise agreement in the form Healthy Life then uses for Healthy Life’s franchise of Healthy Life Stores (but which may exclude this clause 4.3 and may be different in form and substance to this agreement with increased fees)

(2)
paid to Healthy Life the Renewal Fee, the then current Administration Fee and Healthy Life’s costs (including legal costs and disbursements) related to the renewal of the Franchise without set-off or deduction

(3)	executed a deed of release in the form Healthy Life requires relinquishing all claims against Healthy Life, Healthy Life’s employees, agents, consultants, to the extent permitted by law

(4)	upgraded the Franchise to the then current Healthy Life Image

(5)	upgraded the Premises to the then current requirements of the landlord of the Premises.

4.4	HOLD OVER

If the Franchisee continues to operate the Franchise after this agreement ends and before the Franchisee signs a new agreement, the Franchisee does so on a monthly licence, subject to:

(a)	the terms and conditions contained in this agreement that are applicable to a monthly licence; and

(b)	either party’s right to terminate the monthly licence with one month’s notice.

4.5	END OF TERM ARRANGEMENTS

(a)	If the Term is 6 months or longer, Healthy Life must notify the Franchisee, at least 6 months before the end of the Term, of Healthy Life’s decision:

(i)	to renew or not to renew this agreement; or

(ii)	to enter into a new franchise agreement.

(b)	If the Term is less than 6 months, Healthy Life must notify the Franchisee, at least 1 month before the end of the Term, of Healthy Life’s decision:

(i)	to renew or not to renew this agreement; or

(ii)	to enter into a new franchise agreement.

(c)
The Franchisee acknowledges that the notice provided under clause 4.5(b) does not in any way limit or override the Franchisee’s or Healthy Life’s obligations regarding the requirements for notice in the circumstances referred to in clause 4.4(b).

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

5	Payments

5.1	JOINING FEE

The Franchisee must pay the Joining Fee to Healthy Life on the date the Franchisee signs this agreement.

5.2	FRANCHISE FEE AND MARKETING CONTRIBUTION

The Franchisee must pay Healthy Life in respect of Gross Sales for each month and within 30 days of the end of each month:

(a)	the Franchise Fee

(b)	the Marketing Contribution.

5.3	INCREASE IN MARKETING CONTRIBUTION

If the majority of franchisees agree to raise the Marketing Contribution above 1%:

(a)	Healthy Life may increase the Marketing Contribution

(b)	the Franchisee must pay the new Marketing Contribution.

5.4	ADMINISTRATION FEE

The Franchisee must pay Healthy Life the Administration Fee:

(a)	on the date the Franchisee signs the agreement as pro-rata amount of the annual Administration Fee

(b)	each January during the Term within 30 days from the date Healthy Life bills the Franchisee.

5.5	TRADE CREDITORS

The Franchisee must pay the Franchisee’s trade creditors from time to time strictly in accordance with the supplier’s applicable terms of trade.

5.6	LEGAL COSTS

The Franchisee must pay to Healthy Life its costs (including legal costs and disbursements) related to the negotiation, preparation, issue and execution of the Franchise Agreement.

6	The Premises

6.1	SITE ASSESSMENT

The Franchisee acknowledges that it has:

(a)	independently researched the location and nature of Premises for the purposes of assessing the viability of the Premises as a Healthy Life Store, and

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(b)	has not relied on any information given to it by Healthy Life about the site or Healthy Life’s approval of the site.

6.2	BUILDING AND APPROVALS

The Franchisee must prior to commencement of the fit out of the Premises:

(a)	without limiting clause 6.12, take out all insurances a prudent business person would take and, at the minimum, take out the insurances Healthy Life reasonably requires

(b)	obtain all necessary permits, licences, consents and approvals from any relevant authorities

(c)
to the extent permitted at law, the Franchisee must enter into a contract with a builder approved by Healthy Life for the construction of the fit out.  Healthy Life takes no responsibility for the builder or the fit out of the Premises.

6.3	FIT OUT, IMAGE AND LAYOUT

Subject to clause 6.4(b), the Franchisee must ensure that the fit out, layout, furnishings, fixtures signs and appearance of the Premises at all times complies with the Healthy Life System and all specifications contained in the Healthy Life Manuals.

6.4	EXISTING RETAILERS

Existing Retailers must:

(a)	change the storefront signage to conform with the then current Healthy Life Store front sign prior to the Commencement Date

(b)	update the rest of the Premises to conform with the requirements in clause 6.3 by the earlier of:

(i)	the date required by the Landlord

(ii)	the first refurbishment date in the Lease

(iii)	any other date agreed with Healthy Life.

6.5	MAINTAINING AND UPDATING THE PREMISES

The Franchisee must:

(a)	replace, or repair all partitions, shelving, furnishings, fixtures and fittings at the Premises so that they are in good and workable condition

(b)	update the Premises to conform with the then current Healthy Life Image on the renewal of this agreement

(c)
repaint the Premises every five years from the date of occupation of the first date the Franchisee occupied the Premises or at any other time Healthy Life reasonably requires or as specified in the Lease or Licence

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(d)	not make any alterations (structural or otherwise) to the Premises without obtaining the prior written approval of Healthy Life and the Landlord

(e)	keep the Premises clean, orderly, in good repair and ensure the Premises comply with all applicable health and safety regulations.

6.6	EQUIPMENT AND TECHNOLOGY

The Franchisee must install any computer system, software or point of sale system and acquire any equipment:

(a)	necessary to comply with its obligations under this agreement, and

(b)	as Healthy Life may reasonably require from time to time for the efficient operation of the Healthy Life System.

6.7	ADVICE BY HEALTHY LIFE

Healthy Life will oversee the progress of the fit out of the Premises, to the extent reasonably requested by the Franchisee or Healthy Life considers necessary, advising on likely compliance with the Healthy Life System and Healthy Life Manuals.

6.8	OPERATION

The Franchisee must:

(a)	not carry on the Franchise from any place other that the Premises

(b)	not operate any business other than the Franchise from the Premises

(c)	keep the Premises open for business during the trading hours of the shopping complex in which the Premises is located or otherwise as directed by Healthy Life.

6.9	RELOCATION

If the Lease expires or is terminated or it is otherwise necessary to relocate the Premises, the Franchisee must nominate new premises, and submit the details to Healthy Life for Healthy Life’s prior written approval, which will not be unreasonably withheld.

6.10	LEASE

The Franchisee must ensure that wherever it leases the Premises directly from the Landlord, that wherever possible:

(a)	the term of the Lease corresponds with the Term

(b)	the Lease contains a consent to an assignment of the Lease to Healthy Life, at Healthy Life’s request, on expiry or termination of this agreement.

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

6.11	LICENCE

If Healthy Life leases the Premises and wants to license the Premises to the Franchisee:

(a)	the Franchisee must enter into a Licence and perform and observe at all times the terms, conditions and covenants of the Licence

(b)	If Healthy Life terminates the Licence, the Franchisee must ask the Landlord to:

(i)	assign the Lease to the Franchisee, or

(ii)
grant a new Lease of the Premises to the Franchisee on terms reasonably acceptable to the Franchisee and Healthy Life which, if lawful, includes an obligation that the Franchisee pays Healthy Life’s reasonable costs and expenses.

6.12	INSURANCE

The Franchisee must take out and maintain during the Term adequate insurances with reputable insurers:

(a)	naming Healthy Life as an insured

(b)
in respect of the Franchise, the Franchisee and the assets used in the Franchise, of types and in amounts prudent for a business in the nature of the Franchise and consistent with the proper conduct of the Franchise and all related activities of the Franchisee including:

(i)	public liability insurance for at least $xxx

(ii)	any insurance required by the Landlord

(iii)	risks for any minimum amounts directed by Healthy Life from time to time.

7	Reports, records and access by Healthy Life

7.1	RECORD KEEPING

The Franchisee must keep:

(a)	records of all Franchise Data

(b)	complete and correct books of accounts and business records

(c)	any other records set out in the Healthy Life Manuals.

7.2	FRANCHISE DATA REPORTS

The Franchisee must give the Franchise Data to Healthy Life:

(a)	at the times and intervals

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(b)	in the format

(c)
by the means of delivery, including by electronic transmission or by installing software and following procedures that will allow Healthy Life direct electronic access reasonably requested by Healthy Life.

7.3	USE OF FRANCHISE DATA

Healthy Life may, provided the Franchise is not identified without its consent, disclose the Franchise Data given to it by the Franchisee to any other person for:

(a)	general benchmarking and analysis

(b)	use in the sales, marketing and promotion of products

(c)	the benefit of the Franchisee, any other franchisee, or the Healthy Life System.

7.4	FINANCIAL INFORMATION REPORTS

If Healthy Life has reasonable grounds to believe that the Franchise has performance issues, the Franchisee must give Healthy Life details of its gross profits, profit and loss statements and balance sheets, at times, in a format and for periods reasonably required by Healthy Life.

7.5	AUDIT

The Franchisee must, at all times and without prior notice:

(a)	allow Healthy Life or its representatives or agents to:

(i)	access the Premises

(ii)	audit and investigate all aspects of the Franchise

(iii)
inspect, copy and remove all records and data relating to the Franchise including all information located at the Premises and all information the Franchisee is required to keep or give to Healthy Life under clauses 7.1, 7.2 or 7.4, regardless of:

(1)	where it is located, including by giving appropriate authority to Healthy Life to access records or data held by any person and directions to any other person to give records or data to Healthy Life

(2)
how it is recorded, held or stored, including by inspecting, copying or removing the means of recording, holding or storing the information and even if unrelated or personal information is recorded, held or stored with the records or data

(3)	whether unrelated or personal information is mixed, recorded, held or stored with the records or data.

(b)	co-operate with Healthy Life’s representatives or agents for the purposes of clause 7.5(a).

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

7.6	COST OF AUDIT

Healthy Life’s costs relating to any audit under clause 7.5(a) including the cost of Healthy Life’s representatives or agents and any subsequent investigations or analysis must be paid by:

(a)	the Franchisee, if the audit shows that the Franchisee has underpaid the Franchisee Fee by one percent or more in any period

(b)	Healthy Life, in all other cases.

8	Intellectual property

8.1	OWNERSHIP BY HEALTHY LIFE

The Franchisee acknowledges that:

(a)	Healthy Life owns or is entitled to use the Intellectual Property, and

(b)
this agreement and the conduct of the Franchise does not give the Franchisee or any other person any interest in the Intellectual Property, other than a non-exclusive licence on the terms contained in this agreement.

8.2	GRANT OF LICENCE OF INTELLECTUAL PROPERTY

Healthy Life grants the Franchisee a non-transferable, non-exclusive licence to use the Intellectual Property only:

(a)	in operation of the Franchise, and

(b)	in accordance with this agreement.

8.3	USE OF INTELLECTUAL PROPERTY

The Franchisee must:

(a)	only use the Intellectual Property in accordance with any directions given by Healthy Life including in the Healthy Life Manuals

(b)	not use the Intellectual Property contrary to any direction given by Healthy Life

(c)	not use the Trade Marks in combination with any other name, logo, or trade mark, except in connection with the Franchise

(d)	not register or seek to register any Intellectual Property with the exception of the Business Name

(e)	not give or revoke a notice under section 132 of Trade Marks Act 1995 relating to the importation of goods that infringe any Trade Mark

(f)	not alter, add to, deface, or remove, wholly or partly any Intellectual Property at the Premises, or elsewhere

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(g)	not give permission to any person to apply or use the Intellectual Property

(h)	not use the Intellectual Pproperty without the express written consent of Healthy Life as given in this agreement, or as otherwise first given in writing by the Healthy Life.

8.4	CHANGE OF INTELLECTUAL PROPERTY

Healthy Life may:

(a)	change the Healthy Life Image

(b)
relinquish all or part of the Intellectual Property and adopt in its place other intellectual property, including a new Healthy Life Image if it is appropriate to do so provided that any changes will apply in due course to a majority of the other comparable Healthy Life Stores trading in Australia.

8.5	IMPLEMENTATION

Without limiting any of the Franchisee’s obligations under clauses 6.3, 6.4 and 6.5, as a result of Healthy Life’s decision under clause 8.4, the Franchisee must:

(a)	make any changes directed by Healthy Life in and to the Franchise

(b)	pay all of its costs relating to the changes.

8.6	HEALTHY LIFE’S GOODWILL

The Franchisee acknowledges that:

(a)	any and all goodwill in respect of the Healthy Life System and the Intellectual Property and arising from the Franchisee carrying on the Franchise endures to Healthy Life’s exclusive benefit

(b)
nothing, including this agreement, the Franchisee’s performance of its obligations under this agreement or the conduct of the Franchise gives the Franchisee any interest in the Healthy Life’s goodwill.

8.7	RIGHT OF ACTION

The Franchisee:

(a)
acknowledges that Healthy Life is entitled to protect and maintain all of Healthy Life’s rights with respect to the Intellectual Property against infringement, misuse or unauthorised use and against challenges as Healthy Life sees fit its absolute discretion

(b)	must at Healthy Life’s request give Healthy Life reasonable assistance to defend or protect Healthy Life’s rights in the Intellectual Property

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(c)	must promptly report to Healthy Life any infringement, misuse or unauthorised use of any Intellectual Property, of which it becomes aware

(d)
not without Healthy Life’s consent bring any proceedings, including infringement proceedings, in respect of any Intellectual Property, regardless of whether Healthy Life refuses or neglects to bring any proceedings.

9	Business name

9.1	BUSINESS NAME

The Franchisee must:

(a)	only use the Business Name in connection with and to conduct, the Franchise

(b)	at the Franchisee’s expense:

(i)	on or before the Commencement Date, apply for any registration required by law to use the Business Name in accordance with this agreement

(ii)	maintain or renew that registration

(c)	give to Healthy Life, at Healthy Life’s request:

(i)	proof that the Business Name is registered

(ii)	a signed but undated document to cease trading under the Business Name or transfer the Business Name to an unnamed person.

9.2	SEPARATE IDENTITY

The Franchisee must:

(a)	display at the Premises a sign identifying the company name of the business and the registered Business Name

(b)	identify itself as an independent operator of the Franchise in all documents and in the manner directed by Healthy Life.

10	Healthy Life Manuals

10.1	LOAN

Healthy Life must lend or give the Franchisee access to any Healthy Life Manuals during the Term.

10.2	OWNERSHIP AND CHANGE

The Franchisee acknowledges that Healthy Life:

(a)	at all times remains the owner of the Healthy Life Manuals and all interest in the Healthy Life Manuals

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(b)	may change the Healthy Life Manuals from time to time.

10.3	USE OF HEALTHY LIFE MANUALS

The Franchisee must:

(a)	keep the Healthy Life Manuals confidential

(b)	keep the Healthy Life Manuals in a secure place at the Premises

(c)	only use the Healthy Life Manuals in the conduct of the Franchise

(d)	at all times deal with the Healthy Life Manuals as if they are Healthy Life’s property

(e)	not copy any part of the Healthy Life Manuals except with Healthy Life’s consent

(f)	immediately give the Healthy Life Manuals and copies to Healthy Life if Healthy Life asks for them

(g)	pay for the cost of replacement of the Healthy Life Manuals if the Healthy Life Manuals are lost or destroyed.

11	Confidentiality

11.1	CONFIDENTIAL INFORMATION

The Franchisee and the Guarantors jointly and severally undertake that each Franchisee and the Guarantor must:

(a)	keep confidential all Confidential Information

(b)	not disclose the Confidential Information to any person except to their respective officers, employees and advisers who:

(i)	have a specific need to have access to the Confidential Information

(ii)	are aware of the terms upon which the Confidential Information has been disclosed to the Franchisee, and

(iii)	who agree to keep confidential all Confidential Information

(c)	ensure that any person to whom any Confidential Information is disclosed under clause 11.1(b) keeps that information confidential and does not disclose it to any person

(d)	immediately on demand, return any Confidential Information to Healthy Life including any copies or any documents containing or based on any part of the Confidential Information.

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

11.2	SURVIVAL

The obligations in this clause 11 will survive the termination or expiration of this agreement.

12	Employees and training

12.1	EMPLOYEES

The Franchisee:

(a)	must employ, at the Franchisee’s cost, a sufficient number of competent, qualified and trained employees to efficiently conduct and manage the Franchise

(b)	must ensure that the Franchisee’s employees wear clean and tidy uniforms and name badges as Healthy Life reasonably specifies from time to time

(c)	is exclusively responsible for all terms of employment and all other requirements of and obligations to the Franchisee’s employees.

12.2	STORE MANAGER

The Franchisee:

(a)
may, if the Franchisee is an individual, act as the Store Manager.  If the Franchisee is not acting as the Store Manager, the Franchisee must appoint a Store Manager reasonably acceptable to Healthy Life

(b)
must ensure that every Store Manager has appropriate competence, qualifications, training and knowledge to operate and manage the Franchise in accordance with reasonably acceptable standards, this agreement and any directions given by Healthy Life

(c)
acknowledges and agrees that if the Franchisee is in breach of this clause 12.2, Healthy Life may in its absolute discretion direct that the Franchisee appoints a replacement Store Manager reasonably acceptable to Healthy Life within 14 days after Healthy Life’s direction.

13	Advertising, marketing and promotion

13.1	HEALTHY LIFE’S OBLIGATIONS

Healthy Life:

(a)	may conduct advertising, marketing, public relations and promotions in its absolute discretion, including with respect to media, form, style, frequency, geographic coverage

(b)	must give the Franchisee, at the Franchisee’s cost, access to reasonably adequate quantities of any advertising material Healthy Life develops for use in the Franchise

(c)	must, subject to clause 13.1(j), pay the Marketing Contribution into the Marketing Fund

(d)	must use the Marketing Fund to pay:

(i)
the cost of developing, producing, operating and administering any advertising, marketing, public relations and promotions referred to in clause 13.1(a), including Healthy Life’s reasonable overheads, administrative and staffing costs

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(ii)	costs associated with the administration of the Marketing Fund

(iii)	the cost of preparing and auditing financial statements of the Marketing Fund’s receipts and expenses

(e)	may administer the Marketing Fund as Healthy Life considers appropriate and need not spend:

(i)	all contributions to the Marketing Fund in the year in which contributions are received, and may in Healthy Life’s absolute discretion, accumulate a reserve in the Marketing Fund

(ii)	a proportionate part of the contributions in any particular area or on behalf of any particular franchisees

(f)	must within 4 months after the end of the last financial year, prepare an annual financial statement detailing all of the fund’s receipts and expenses for the last financial year;

(g)	must have the statement audited by a registered company auditor within 4 months after the end of the financial year to which it relates;

(h)	must give to the franchisee a copy of:

(i)	the statement referred to in clause13.1(f), within 30 days of preparing the statement; and

(ii)	the auditor’s report referred to in clause13.1(g), if such a report is required, within 30 days of preparing the report

(i)	acts as principal in relation to the Marketing Fund, and not as the Franchisee’s trustee, agent or fiduciary

(j)	may dissolve the Marketing Fund and require the Franchisee to directly spend the Marketing Contribution on approved advertising.

13.2	FRANCHISEE’S ACKNOWLEDGEMENT

The Franchisee acknowledges that Healthy Life does not have to comply with having the statement audited as outlined under clause 13.1(g) for a financial year if:

(a)	75% of Healthy Life’s franchisees in Australia, who contribute to the Marketing Fund, have voted to agree that Healthy Life does not have to comply with clause 13.1(g); and

(b)	that agreement is made within 3 months after the end of the financial year.

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

13.3	ADVERTISING AND PARTICIPATION BY THE FRANCHISEE

The Franchisee must:

(a)	at the Franchisee’s cost

(i)	comply with all of Healthy Life’s reasonable decisions with respect to all matters relating to advertising, marketing, public relations and promotion

(ii)	actively promote the Franchise including conduct advertising, marketing and promotional programs in the Franchisee’s geographic area in addition to any advertising Healthy Life may conduct

(iii)
participate fully in all customer loyalty, joint promotional programs, product promotions and all other advertising, marketing, public relations and promotions reasonably required by Healthy Life including by:

(1)	displaying promotional material and signage

(2)	purchasing and merchandise approved promotional products in accordance with Healthy Life’s advertising, marketing and promotion schedule

(3)	maintaining reasonable stock levels of approved promotional products for the duration of each promotion cycle and to ensure customers are not misled during any promotion

(4)
participating in programs where the Franchisee is required to give any customer products for no charge or at substantial discounts and regardless of whether that customer is a customers of the Franchisee

(b)
obtain Healthy Life’s prior written consent before conducting the advertising, marketing and promotions and submit to Healthy Life all advertising, artwork and other material that the Franchisee proposes to use in any of the Franchisee’s advertising, marketing and promotions

(c)	not make any false, misleading, exaggerated or unwarranted claims statements and otherwise ensure that its advertising, marketing and promotions comply with all applicable laws

(d)
not operate or attempt to operate any online sales of Healthy Life branded products nor operate a website for online sales of any Healthy Life branded products, and the Franchisee acknowledges that at all times only Healthy Life has this right and that Healthy Life may exercise this right as it considers appropriate.

13.4	HEALTHY LIFE TO RETAIN OWNERSHIP OF ADVERTISING MATERIAL AND COPYRIGHT

All advertising copy, artwork and other marketing, public relations and promotions material that uses Healthy Life’s Intellectual Property whether prepared by, for or on behalf of Healthy Life, or by for or on behalf of the Franchisee, together with all associated copyright and other intellectual property rights will, on its creation, be vested in Healthy Life and remain Healthy Life’s property.  The Franchisee must do all things Healthy Life reasonably requires to give effect to the provisions of this clause.

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

14	Products

14.1	APPROVED PRODUCTS

Healthy Life may from time to time:

(a)	give the Franchisee a list of products that are Approved Products

(b)	give the Franchisee a list of products that are not Approved Products, and

(c)	add or subtract products from either list in its absolute discretion.

14.2	STOCKING APPROVED PRODUCTS

The Franchisee must:

(a)	only stock and sell Approved Products

(b)	not stock or sell any product if the product ceases to be an Approved Product or if Healthy Life notifies them the product is not an Approved Product

(c)
stock, promote and position Approved Products, including any or all Healthy Life branded products, in accordance with reasonable directions given by Healthy Life from time to time and the Healthy Life Manuals, including with respect to:

(i)	the quantities of any specific Approved Product or range of Approved Products

(ii)	the general or specific mix and ratio of Approved Products

(d)	maintain during the Term, sufficient quantities of the Approved Product necessary for the conduct of Franchise.

14.3	ACKNOWLEDGEMENT

The Franchisee acknowledges that:

(a)	that Healthy Life or a related body corporate may generate profits as a result of the Franchisee’s purchases of Approved Products

(b)
Healthy Life may receive rebates, commissions, discounts, advertising incentives, contributions or other payments from suppliers including any amount which may be offered on account of the Franchisee’s purchases of products, to assist in the development of Healthy Life’s business

(c)	Healthy Life will use reasonable endeavours to establish and maintain business relationships with suppliers of Approved Products.

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

14.4	PRICE

Healthy Life may issue the Franchisee with price lists showing the recommended retail prices of the Approved Products.  The prices are not minimum prices.  The Franchisee may sell Approved Products at, above, or below the recommended prices in its absolute discretion.

15	Club Life

15.1	CLUB LIFE PROGRAM

Healthy Life may operate the Club Life program in its absolute discretion, including with respect to media, form, style, frequency, geographic coverage, promotions and offers.

15.2	PARTICIPATION

Without limiting its obligations under clause 13.2, the Franchisee must:

(a)	participate in and comply with the Club Life program in accordance with any reasonable directions given by Healthy Life, including by:

(i)	offering any products to a person at no charge or at substantial discounts in accordance with any Club Life promotion regardless of whether that person is a customer of the Franchisee

(ii)	asking customers if they wish to participate in the Club Life promotion and collecting customer information in accordance with the law and any directions given by Healthy Life

(iii)	give collected customer information to Healthy Life

(b)	if the Franchisee is an Existing Retailer:

(i)	subject to the law and clauses 15.2(b)(ii) and 15.3, give Healthy Life any existing list of customer information for use on the Club Life program during the Term, and

(ii)
if the Franchisee chooses, or if Healthy Life decides it is necessary, contact each customer on at Healthy Life’s expense to ask if the customer wishes to participate in the Club Life program.  If any customer does not wish to participate in the Club Life program the Franchisee does not have to give that customer information for that customer.

15.3	OWNERSHIP OF CUSTOMER LISTS

Ownership in all customer information is vested in Healthy Life when it is collected by the Franchisee and remains Healthy Life’s property.  At the end of the Term, with respect to customer information collected by an Existing Retailer prior to the date of this agreement, Healthy Life:

(a)	may contact each customer to advise them of their ongoing benefits available under the Club Life program

(b)	must not make subsequent contact with any customer unless the customer maintains membership of the Club Life program

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(c)	must return a copy of that customer information to the Existing Retailer.

16	General conduct and compliance with the Healthy Life System

16.1	CONDUCT OF FRANCHISE

The Franchisee must:

(a)	immediately remedy any breach of this agreement notified to it by Healthy Life

(b)	operate the Franchise:

(i)	in a diligent, proper and business-like manner

(ii)	in a way that will not impair or damage, Healthy Life’s goodwill, reputation, marketing strategy or competitive standing or the Healthy Life System

(iii)	in accordance with the Healthy Life System, the Healthy Life Manuals, this agreement, the Code and Healthy Life’s reasonable recommendations and directions

(c)	use the Franchisee’s best endeavours to promote Healthy Life’s and the Franchisee’s mutual business interests

(d)	maintain financial stability and good credit standing

(e)	without limiting any obligation imposed by this agreement, maintain good customer relations and service levels as determined by normal retailing standards

(f)	at the Franchisee’s cost

(i)	participate in all programs, courses, surveys or initiatives organised or recommended by Healthy Life

(ii)
obtain and maintain membership of Complementary Healthcare Council of Australia for the Term and attain full accreditation under the Complementary Healthcare Council of Australia’s Accreditation Program

(g)	comply with all applicable laws or requirements of any authority or governmental agency including:

(i)	procure and maintain any registrations, licences or permits which required in connection with the Franchise

(ii)	pay all applicable Taxes imposed on it in connection with the Franchise

(h)	comply with the National Privacy Principles and Healthy Life’s privacy policies in force from time to time regarding the collection and use of any personal information

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(i)
not grant any mortgage, charge, bill of sale or other security over the Franchise or any part of the Franchise or asset of the Franchise without Healthy Life’s prior written consent, which Healthy Life will not unreasonably withhold if Healthy Life is reasonably satisfied that Healthy Life’s rights are protected in the event of termination of this agreement.

16.2	INSPECTION BY HEALTHY LIFE

Healthy Life, or its representatives or agents may enter the Premises without notice at all reasonable times during normal business hours, or by appointment, and in a manner which will not cause undue inconvenience to the conduct of the Franchise for any purpose including:

(a)	examining the Premises

(b)	talking to or assisting the Franchisee or the Franchisee’s employees

(c)	inspecting and checking operations, furnishings, stock, equipment and supplies

(d)	determining whether the Franchise is being operated in accordance with this agreement.

16.3	CONSUMER COMPLAINTS

The Franchisee must give Healthy Life the details of any significant consumer complaint, including copies of any correspondence and written details of any conversation as soon as practicable after the complaint is made.

17	Transfer of franchise

17.1	GENERAL

The Franchisee must not Transfer its rights and obligations under this agreement in part. The Franchisee may Transfer the whole of the Franchisee’s rights and obligations under this agreement in accordance with this clause 17.

17.2	RIGHT OF FIRST REFUSAL

If the Franchisee wishes to Transfer its rights and obligations under this agreement, the Franchisee must, in writing:

(a)	request Healthy Life’s consent to a Transfer

(b)	give Healthy Life all the relevant details in relation to the Transfer including:

(i)	a copy of any bona fide written offer or draft agreement for sale of the Franchisee’s business

(ii)	a statement of all the terms of the proposed Transfer and the identity of the purchaser

(c)
offer to Healthy Life to purchase the Franchise on terms no less favourable than those in 17.2(b).  Healthy Life has 14 days from receipt of the written offer to accept the offer.  If Healthy Life does not accept the offer the Franchisee may Transfer the Franchise and its rights and obligations under this agreement:

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(i)	on terms no more favourable to the Transferee than the terms offered to Healthy Life under this clause

(ii)	subject to clause 17.3.

17.3	CONSENT REQUIRED FOR TRANSFER

Healthy Life will not withhold its consent to the Franchisee’s Transfer of its rights and obligations under this agreement if:

(a)	the Franchisee is not in breach of this agreement at the time of the request

(b)	the Franchisee has, in a timely manner, prior to the proposed Transfer, given Healthy Life all of the information required by clause 17.2(b)

(c)	the proposed Transferee meets Healthy Life’s then current reasonable selection criteria for franchisees

(d)
the Franchisee and the proposed Transferee demonstrates to Healthy Life’s reasonable satisfaction that the proposed purchaser is a respectable, responsible and solvent person having sufficient business experience, capability and financial resources to properly carry on the Franchise in accordance with the terms of the then current franchise agreement, and:

(i)	if the proposed Transferee is a corporation or a partnership, the provisions of this clause will apply to each of the individuals who are to be the directors, members or partners

(ii)	the Franchisee and the proposed Transferee cooperates with Healthy Life by making available all information Healthy Life requires to make these determinations

(e)	the proposed purchaser has agreed to purchase all of the Franchisee’s assets related to conducting the Franchise and has assumed all of the Franchisee’s liabilities in respect of the Franchise

(f)	Healthy Life’s consent to the Transfer will not have a significantly adverse effect on the Healthy Life System

(g)	at or prior to completion of the Transfer:

(i)
the proposed purchaser enters into a then current franchise agreement with Healthy Life for the remainder of the Term and pays Healthy Life any money owing under the new franchise agreement on the date of signing

(ii)	the Franchisee and the Guarantor have:

(1)	paid or satisfied in full, all amounts the Franchisee owes to Healthy Life or any related body corporate of Healthy Life, under this agreement, the Warehouse Agreement, or any other agreement

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(2)	paid or satisfied all the Franchisee’s liabilities and obligations to third parties arising out of the conduct of the Franchise

(3)	signed all documents and done all things as may be required to complete the Transfer

(4)	paid the then current Transfer Fee to Healthy Life

(iii)	the Franchisee and the Guarantors have, to the extent permitted by law, given Healthy Life a release of any liability Healthy Life may have to the Franchisee or the Guarantors.

17.4	COSTS OF TRANSFER

The Franchisee must pay Healthy Life’s costs, including legal costs and disbursements, of and incidental to the Transfer.

17.5	ASSIGNMENT BY HEALTHY LIFE

Healthy Life may assign, transfer or otherwise dispose of Healthy Life’s interest in this agreement to any person who may succeed to Healthy Life’s business whether by purchase of assets or shares or upon merger, reconstruction or amalgamation, and the Franchisee and the Guarantors must do all things and execute all documents to enable Healthy Life to effectively assign, transfer or otherwise dispose of Healthy Life’s interest at Healthy Life’s cost. From the date of the assignment Healthy Life will have no further obligation to the Franchisee for events occurring after the assignment.

17.6	SUB-LICENCE

The Franchisee must not sub-licence or grant and interest to any person of the Franchise or any part of it, or and of its rights under this agreement in any form.

18	Default and termination

18.1	TERMINATION WITHOUT NOTICE PERIOD

If any of the following events occurs, Healthy Life may without prejudice to any other remedy and without recourse to dispute resolution under clause 24, immediately terminate this agreement by notice in writing to the Franchisee:

(a)	the Franchisee no longer holds a licence that the Franchisee must hold to carry on the Franchise

(b)	the Franchisee becomes bankrupt, insolvent, under administration or an externally administered body corporate

(c)	the Franchisee voluntarily abandons the Franchise or the Healthy Life System

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(d)	the Franchisee or one of the Franchisee’s officers is convicted of a serious offence as defined by the Code

(e)	the Franchisee operates the Franchise in a way that endangers public health or safety

(f)	the Franchisee is fraudulent in connection with operation of the Franchise, or

(g)	the Franchisee agrees to the termination of this agreement each of which, apart from paragraph (g) is considered a fundamental breach of this agreement.

18.2	TERMINATION WITH NOTICE PERIOD

Healthy Life may, in Healthy Life’s sole discretion, to the extent permitted at law, and without limiting any rights under clause 18.1 or this agreement, terminate this agreement:

(a)	if any of the following events occurs, each of which is considered a fundamental breach of this agreement:

(i)	the Franchisee fails to start operating the Franchise on the Commencement Date

(ii)	the Franchisee breaches any other agreement between Healthy Life and the Franchisee

(iii)	the Franchisee does or attempts to do anything which requires Healthy Life’s consent without first obtaining Healthy Life’s consent

(iv)	there is an Insolvency Event in relation the Franchisee or any Guarantor

(v)	there is, without the consent of Healthy Life which not must be unreasonably withheld, a change in the Effective Control of the Franchisee or any of the Guarantors

(vi)	the Franchisee fails or refuses to pay:

(1)	any amount due under this agreement on or before its due date on more than three occasions during the Term

(2)	any amount the Franchisee owes to Healthy Life or a related body corporate of Healthy Life, within seven days after due date for payment or a demand for payment

(3)	any creditor within 21 days of the due date for payment

(vii)	the Franchisee stops, suspends or threatens to stop or suspend payment of all or any of the Franchisee’s debts

(viii)	the Franchisee fails to honour, on more than two occasions during the Term, cheques presented for payment

(ix)	the Franchisee stocks, sells or offers for sale any product that is not an Approved Product on more than two occasions during any six months period

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(x)
the Franchisee fails to comply with any applicable laws or requirements of any governmental agency in connection with the operation of the Franchise unless there is a real dispute as to the violation or status of that law, rule or regulation and the Franchisee is contesting that violation or status in the courts or other appropriate forum

(xi)	any of the Franchisee’s warranties, representations or statements is or becomes false or incorrect

(xii)	the Franchisee, the Franchisee’s directors or officers (if applicable) or any of the Guarantors is convicted of any criminal offence punishable by a term of imprisonment

(xiii)	the Franchisee or any of the Guarantors dies

(xiv)
the Franchisee operates the Franchise in a way, or does anything which Healthy Life reasonably considers may bring Healthy Life into disrepute or may otherwise detrimentally affect Healthy Life or impair or damage, Healthy Life’s goodwill, reputation, marketing strategy or competitive standing or the Healthy Life System

(xv)
Healthy Life considers, in Healthy Life’s sole discretion but acting reasonably, that the Franchisee’s performance of this agreement or the Franchisee’s operation of the Franchise is wholly unsatisfactory, and

(xvi)	as a separate ground, the Franchisee breaches this agreement:

(1)	persistently

(2)	in a material way

(3)	on more than two occasions during any six month period

(b)	after giving notice to the Franchisee that:

(i)	Healthy Life proposes to terminate this agreement because of the occurrence of something listed under clause 18.2

(ii)	tells the Franchisee what, if anything, Healthy Life requires it to do to remedy the breach

(iii)	allows the Franchisee a reasonable time, up to 30 days, to remedy the breach.

18.3	CONSEQUENCES OF EXPIRATION OR TERMINATION

On or before the expiration or termination of this agreement for any reason, the Franchisee must, at the Franchisee’s own expense:

(a)	immediately stop using the Healthy Life System, the Intellectual Property and all Confidential Information. Without limiting these obligations the Franchisee must immediately:

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(i)	destroy or deliver up to Healthy Life, at Healthy Life’s option, all documents or materials containing any Intellectual Property or Confidential Information

(ii)	advise Healthy Life in writing of the names and addresses of any persons who may be in possession of Confidential Information

(iii)	assign to Healthy Life or Healthy Life’s nominee all the Franchisee’s registrations and rights relating to the use of any Intellectual Property

(iv)	sign and deliver to Healthy Life all forms required to cease trading under the Business Name or transfer the Business Name to an unnamed person

(v)	remove all signs and other indication of the Healthy Life Image from the Premises, and otherwise cease using the Healthy Life Image

(vi)	deliver to Healthy Life all Healthy Life Manuals and other documents relating to the Franchise

(b)	immediately pay Healthy Life all amounts due and payable up to the date of termination under this agreement

(c)	pay all amounts due to any person in relation to the Premises or the Franchise

(d)
return to Healthy Life all Healthy Life branded stock and for which Healthy Life will pay to the Franchisee, within 30 days of the return of that stock to Healthy Life, an amount equal to the purchase price as paid by the Franchisee for the Healthy Life branded product, so long as that stock is delivered in a good and saleable condition, (and which the Franchisee acknowledges will be determined solely by Healthy Life by reference to the shelf life and condition of the products at the time of the return  of that stock to Healthy Life)

(e)	cease doing anything that indicates, or which may tend to indicate, that the Franchisee is or was Healthy Life’s Franchisee or is or was in any way associated with the Healthy Life System

(f)
permit Healthy Life and Healthy Life’s representatives to enter the Premises and do all things which the Franchisee is required to do under this agreement, at the Franchisee’s cost, or verify that the Franchisee has done everything required

(g)
if the Franchisee requests and Healthy Life agrees, do all things necessary to immediately sell and transfer to Healthy Life or Healthy Life’s nominee, all or any of the assets and other rights and interests of the Franchisee used in the Franchise (including, but not limited to, the interests of the Franchisee under the Lease) at their fair market value based on an arms length sale to a willing but not anxious purchaser as separate items and not in the context of a going concern.  If the parties do not agree on the fair market value of any assets to be transferred, either party may request the Valuer to determine the value.  The Valuer’s decision will be final.  Healthy Life must pay the purchase price within 60 days after the amount of the purchase price has been determined.

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

18.4	POST TERMINATION

Following the expiration or termination of this agreement for any reason and without limiting any other obligation in this agreement including 18.4, the Franchisee and each Guarantor must:

(a)	continue to be bound by the terms of this agreement which expressly or by reasonable implication are to be observed or performed after the expiration or termination

(b)	not without Healthy Life’s consent, solicit, endeavouring to solicit, entice away or employ any of Healthy Life’s or Healthy Life’s franchisees’ officers, directors, managers, employees or consultants

(c)	not utilise any part of the Healthy Life System, the Healthy Life Image, the Intellectual Property or the Confidential Information in any way.

18.5	ATTORNEY

The Franchisee irrevocably appoints Healthy Life as the Franchisee’s attorney to sign any documents or do anything Healthy Life considers necessary or prudent following any failure of the Franchisee to do so or upon a breach of this agreement by the Franchisee.

18.6	SET OFF AUTHORISED

If the Franchisee has not paid Healthy Life any amount due at any time payable to Healthy Life whether under this agreement or otherwise, Healthy Life may withhold payment and claim set off in respect of payments due to the Franchisee on any account.

19	Restraint

19.1	RESTRAINT

Each of the Franchisee and Guarantor must not, without Healthy Life’s consent, have an interest in, engage in, operate or carry on, in any capacity, including:

(a)	on its own account

(b)
directly or indirectly, including through or as an agent, employee, contractor, manager, advisor, consultant, partner, trustee, beneficiary, director, shareholder (other than as a shareholder in a public company of less than 10% of the issued capital)

(c)	through, or to any person, firm, association, joint venture, partnership or corporation in any business, except for the Franchise, that:

(d)	markets or sells health supplements, nutrition supplements, vitamins, health food products or associated products or any Approved Product

(e)	is similar or identical to the Franchise (other than through a Healthy Life Store), or using a system similar or identical to the Healthy Life System

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(f)	is competitive with any part of the Franchise or any Healthy Life Store during

(g)	the Term, and

(h)	the Restraint Period:

(i)	in the Restraint Area, or

(ii)	if the Franchisee is an Existing Retailer, in the Restraint Area from any location other than the Premises.

19.2	SEPARATE AND CUMULATIVE OBLIGATIONS

Each of the restraint obligations in clause 19.1, including as a result of combining each of the Restraint Periods and each of the Restraint Areas, is a separate and independent restraint obligation, although they are cumulative in effect.

19.3	RESTRAINTS REASONABLE AND NECESSARY

Healthy Life, the Franchisee, and the Guarantors consider each of the restraint obligations in clause 19.1 to be reasonable for the purposes of protecting Healthy Life’s proper interests, the Healthy Life System and Healthy Life’s business, and intend the restraints to operate to the maximum extent.

19.4	SEVERABILITY

If any restraint obligations in clause 19.1 including any part any obligation, a Restraint Periods or a Restraint Areas , is void as unreasonable for the protection of Healthy Life’s interests, or otherwise found to be void, invalid or otherwise unenforceable, then:

(a)	that restraint obligation must be deemed to be severed from this agreement to the extent it is void, invalid or otherwise unenforceable, and

(b)	the remainder of the restraint obligations will remain binding on the Franchisee and the Guarantors and in full force and effect.

19.5	ACKNOWLEDGEMENTS BY FRANCHISEES AND GUARANTORS

Each Franchisee and Guarantor acknowledges that:

(a)	each of the restraint obligations in clause 19.1 clause is separate, independent and several is binding on each Franchisee and Guarantor jointly and several

(b)	they have received legal advice or had the opportunity of obtaining legal advice and chose not to receive it in relation to this agreement, and in particular this clause 19

(c)
that monetary damages alone would not be adequate compensation to Healthy Life for the breach of clause 19.1, and that Healthy Life is entitled to seek an injunction from a court of competent jurisdiction if:

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(i)	the Franchisee and the Guarantors fail to comply or threaten to fail to comply with clause 19.1, or

(ii)	Healthy Life has reason to believe the Franchisee or the Guarantors will not comply with clause 19.1.

19.6	SURVIVAL

The obligations in this clause 19 will survive the termination or expiration of this agreement.

20	Warranties and reliance

20.1	THE FRANCHISEE’S WARRANTIES

Each Franchisee and Guarantor jointly and severally warrants and undertakes to Healthy Life:

(a)
as an inducement to Healthy Life entering into this agreement and as a condition of this agreement, that all of the information each of the Franchisee and the Guarantors have supplied or at any time supply to Healthy Life relating to any matter including:

(i)	the ownership and control of the Franchisee

(ii)	the Franchisee’s previous business experience

(iii)	the Franchisee’s and Guarantor’s financial position

(iv)	the Franchise

(v)	is accurate, true and correct in every particular and none of the information is misleading, whether by inclusion of misleading information or omission of material information or both.

(b)
acknowledge that in entering this agreement, Healthy Life has relied on the warranties referred to in this clause 20.1, and any information the Franchisee and the Guarantors provide to Healthy Life under clause 20.1(a).

20.2	NO RELIANCE

Each Franchisee and Guarantor acknowledges that prior to signing this agreement it has:

(a)	carefully read and understood this agreement and the Disclosure Document

(b)
has not relied on any express or implied warranty or promise made by Healthy Life or its officers, employees, agents, related bodies corporate and contractors person on Healthy Life’s behalf, including about:

(i)	anything contained in any of Healthy Life’s catalogues or publicity material

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(ii)	any information including financial information about the performance of any other Healthy Life Store, or the potential performance of the Franchise

(iii)	any information about the Premises other than as expressly set out in this agreement and in the Disclosure Document.

20.3	INCONSISTENCY WITH DISCLOSURE

Where there is any inconsistency between this agreement and the Disclosure Document, the terms of this agreement prevail.

20.4	SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties given in clause 20:

(a)	survive the execution, termination and expiration of this agreement

(b)	are regarded as repeated with respect to the facts and circumstances then subsisting on each occasion the Franchisee seeks an approval of any matter by Healthy Life.

21	Liability

21.1	RESPONSIBILITY, INDEMNITY AND RELEASE

To the extent permitted by law, each Franchisee and Guarantor covenants and agrees with Healthy Life that the Franchisee:

(a)	assumes sole and entire responsibility for all third party Claims; and

(b)	releases Healthy Life and its officers, employees, agents, related bodies corporate and contractors from all third party Claims; and

(c)
indemnifies Healthy Life and its officers, employees, agents, related bodies corporate and contractors on a continuing and full indemnity basis against all Liability suffered or incurred by Healthy Life its officers, employees, agents, related bodies corporate and contractors or in relation to any Liability suffered or incurred by the Franchisee, its officers, employees, related bodies corporate, agents and contractors arising from a third party claim arising from or in connection with:

(d)	a breach by the Franchisee of this agreement or any other agreement between Healthy Life and the Franchisee

(e)	the Franchisee’s conduct of the Franchise and any dealing with third parties including customers

(f)	the supply of Approved Products by the Franchisee

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(g)	any injury to, or loss of property of, any person in, or on, the Premises

(h)
any negligent or wilful act or omission of the Franchisee, its officers, employees, related bodies corporate and agents or others for whom the Franchisee is legally responsible other than to the extent that the breach is caused directly by Healthy Life’s negligent acts or omissions, or as a result of Healthy Life’s failure to fully comply with Healthy Life’s obligations under this agreement.

21.2	BENEFIT OF INDEMNITY AND RELEASES

Healthy Life holds the benefit of the indemnities and releases given by the Franchisee and Guarantors to any person other than Healthy Life under clause 21.1 on trust for the benefit of that person.

21.3	EXCLUSION OF WARRANTIES

Subject to clause 21.4 all terms, conditions, warranties, undertakings, or inducements whether express, implied, statutory or otherwise relating in any way to this agreement, goods, services, advice or assistance Healthy Life supplied to the Franchisee, the Intellectual Property, the Healthy Life System or Approved Products are excluded unless there is an express statement to the contrary in this agreement contained as an express term of this agreement.

21.4	LIMITATION OF LIABILITY

Nothing in this agreement will exclude, restrict or modify any condition, warranty or liability which may at any time be implied by any trade practices, fair trading, sale of goods or credit legislation or regulation or any other state or federal law where to do so is illegal or would render any provision of this agreement void.  Where permitted by legislation, Healthy Life’s total liability:

(a)	in respect of any implied condition, warranty or liability will be limited at the option of Healthy Life to:

(i)	in the case of goods, any one or more of the following:

(1)	the replacement of the goods or the supply of equivalent goods

(2)	the repair of the goods

(3)	the payment of the cost of replacing the goods or of acquiring equivalent goods, or

(4)	the payment of the cost of having the goods repaired

(ii)	in the case of services:

(1)	the supply of the services again or

(2)	the payment of the cost of having the services supplied again, and

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(b)
to the Franchisee arising out of or in connection with this agreement, including in respect of any loss or damage (including consequential loss or damage) however caused which the Franchisee might suffer or incur or which may arise directly or indirectly in respect of rights under this agreement, goods, services, advice or assistance Healthy Life supplied to the Franchisee, the Intellectual Property, the Healthy Life System, Approved Products or Healthy Life’s failure or omission to comply with Healthy Life’s obligations under this agreement, whether arising in contract, tort (including negligence) or otherwise, will in no circumstances exceed the liability outlined in (a).

22	Costs and stamp duty

22.1	PAYMENT BY FRANCHISEE

The Franchisee must pay:

(a)	all Taxes payable with respect to:

(i)	this agreement and any payment made or received in respect of this agreement

(ii)	any transaction associated with or signed under this agreement contemplated under this agreement including any including in respect of any lease and sub-lease of the Premises

(b)	its own legal and other costs and expenses in connection with this agreement

(c)	Healthy Life’s legal costs of $2,500 plus GST for the negotiation, preparation, execution, delivery and stamping of this agreement and all other agreements between the Franchisee and Healthy Life.

(d)
must pay Healthy Life’s costs (including legal costs on a solicitor and own client basis) related to the Franchisee’s breach of this agreement or Healthy Life’s enforcement of Healthy Life’s rights under this agreement.

22.2	INDEMNITY

Each Franchisee and Guarantor jointly and severally indemnifies Healthy Life and keeps Healthy Life indemnified against any liability or amount payable under this clause.

22.3	TAX

If a Tax is, at the date of this agreement or subsequently, imposed by any regulation or law of any government and requires an amount to be deducted by the Franchisee from any amount payable to Healthy Life in accordance with the terms of this agreement, then the Franchisee will indemnify or reimburse Healthy Life for any amount so deducted so as to restore the amount to the amount it would have been but for that Tax.

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

23	GST

23.1	DEFINITIONS

Expressions in this clause which are not defined in this agreement but which are defined in the GST Act, have the same meaning as in the GST Act.

23.2	CONSIDERATION IS EXCLUSIVE OF GST

Unless otherwise expressly stated, any amount, price, value or other sum that is:

(a)	payable or to be provided under this agreement

(b)	referred to in this agreement and which is relevant in determining a payment to be made by one of the parties to the other is exclusive of any GST.

23.3	GST ON TAXABLE SUPPLY

If GST is payable on any supply made under this agreement:

(a)
the recipient of the taxable supply must pay to the supplier an amount equal to the GST payable on the taxable supply in addition to and at the same time as payment for the taxable supply is required to be made under this agreement

(b)	the supplier must give the recipient a tax invoice for the taxable supply.

23.4	PENALTIES

If the supplier becomes subject to any penalties or interest resulting from late payment of GST because of the recipient’s failure to comply with this clause, then the recipient must pay on demand an additional amount equal to the amount of those penalties and interest.

24	Dispute resolution

24.1	PROCEDURES

Where a dispute arises between the parties to this agreement:

(a)	the complainant must tell the other party in writing the nature of the dispute, what outcome the complainant wants and what action the complainant thinks will settle the dispute

(b)	the parties must make every effort to resolve the dispute by mutual negotiation

(c)
if the parties do not reach a resolution of the dispute within 21 days of the date of the written complaint being given to the other party either party may give notice in writing to advise the other that it seeks to have the dispute resolved by mediation as follows:

(i)	if the parties do not agree on the appointment of a mediator, the dispute must be referred to a mediator nominated by the Mediation Advisor pursuant to the Code

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(ii)	the mediator:

(1)	may decide the time and place for mediation and the parties must attend and seek to resolve the dispute

(2)	may determine procedures and may or may not allow the appearance of lawyers and may engage other expert assistance

(3)	must be satisfied that the parties have made a determined and genuine effort to resolve the dispute and have co-operated with the mediator

(4)	must act fairly, in good faith and without bias with the purpose of seeking a resolution of the dispute and will treat all matters in confidence

(5)	have regard to the fairness and reasonableness of any matters pertaining to the dispute and Healthy Life’s need to maintain the integrity of the Healthy Life Image and the Healthy Life System

(6)	must deal with any matter as expeditiously as possible

(iii)	the parties to the mediation agree that:

(1)	everything that occurs before the mediator will be in confidence and in closed session

(2)	all discussions will be without prejudice

(3)	no one can call into evidence in any subsequent litigation any document brought into existence specifically for the purpose of the mediation process

(4)	the mediator is immune from liability

(5)	the mediation costs will be borne by the parties on an equal basis

(6)	they will each bear their own cost of attending the mediation.

25	Guarantee and indemnity

25.1	GUARANTEE FOR CONSIDERATION

Each of the Guarantors jointly, severally, unconditionally and irrevocably agree to the obligations set out in this clause 25:

(a)	as consideration for Healthy Life, at the request of the Guarantors, entering into this agreement

(b)	for valuable consideration, the receipt and sufficiency is acknowledged by the Guarantors

(c)	acknowledging that if there is more than one Guarantor Healthy Life may, in its discretion, proceed against any one or more Guarantors.

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

25.2	GUARANTEE

Each Guarantors guarantees to Healthy Life that the Franchisee will duly perform and observe each and every warranty, undertaking, agreement and other obligation on the Franchisee’s part contained in this agreement regardless of any legal limitation or incapacity of or other circumstances relating to the Franchisee including

(a)	the payment of all monies on the dates, at the times, and in the manner specified

(b)	the indemnities given by the Franchisee under clause 21.

25.3	INDEMNITY

Each Guarantors indemnifies Healthy Life and its officers, employees, agents, related bodies corporate and contractors on a continuing and full indemnity basis against all Liability suffered or incurred by Healthy Life its officers, employees, agents, related bodies corporate and contractors arising from or in connection with:

(a)
any breach or non-observance by the Franchisee of this agreement including any of the obligations or conditions contained or implied in this agreement or any other agreement between Healthy Life and the Franchisee

(b)
any act, neglect or default of the Franchisee or any of the Franchisee’s officers, employees, related bodies corporate and agents or others for whom the Franchisee is legally responsible in connection with the Franchise.

25.4	CONTINUING INDEMNITY

The indemnity in clause 25.3 will continue and each Guarantor remains liable to Healthy Life even if:

(a)	Healthy Life has exercised any of Healthy Life’s rights under this agreement including Healthy Life’s rights of termination

(b)	the guarantee in clause 25.2 is for any reason wholly or partly unenforceable.

25.5	DELAY AND OTHER MATTERS

The obligations and liability of each Guarantor under this agreement is not affected:

(a)	if Healthy Life:

(i)	grants time or other indulgences or concessions to the Franchisee or Guarantors

(ii)	compounds, compromises, releases, abandons, waives, varies, relinquishes or renews of any its rights against the Franchisee or the Guarantors

(iii)	neglects or fails to enforce any of its rights against the Franchisee or the Guarantors

(b)	by any other act, matter or thing which under the law relating to sureties would or might but for this provision release the Guarantor from its obligations.

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

25.6	CONTINUING AND PRINCIPAL OBLIGATIONS

The obligations and liability of each Guarantor set out in this clause 25 are:

(a)	a continuing security and may not be wholly or partially discharged while:

(i)	any money is or may become owing under this agreement

(ii)	any payment Healthy Life received may subsequently be avoided as a result of any law relating to insolvency or otherwise

(iii)	while the Franchisee has any outstanding obligations under any other term of this agreement

(b)	a principal obligation and are not ancillary or collateral to any other obligation or subject to any condition precedent

(c)	in addition to and not at substitution for any other rights which Healthy Life may have

(d)	enforceable without prior recourse to any other rights or remedies

(e)	enforceable against any Guarantor who has signed it even if it has not been signed by or may not be enforceable against any other party.

25.7	LIABILITY AS PRINCIPAL

Each Guarantor waives any rights the Guarantor may have to require Healthy Life to proceed first against or claim payment from the Franchisee to the intent that as between Healthy Life on the one hand and the Guarantors on the other hand, the Guarantor is considered to be liable as a principal as if the Guarantor entered into this agreement.

25.8	NON-REVOCATION

The obligations and liability of each Guarantor under this clause will not be revoked, discharged or affected by any of the following events whether the event occurs with or without the knowledge or consent of the Guarantor:

(a)
the death, incapacity, bankruptcy, insolvency, winding up or change either in the name or constitution (notwithstanding any provision of the law relating to partnerships) of Healthy Life, the Guarantor or the Franchisee

(b)	any variation of the terms of, or the Transfer or termination of, any contract or arrangement between Healthy Life and the Franchisee (including withdrawal of agency and credit facilities)

(c)	Healthy Life’s granting at any time or other indulgence to the Franchisee or the compounding or compromising or the full or partial release of the Franchisee from any liability

(d)	any judgment Healthy Life obtains against the Franchisee

(e)	Healthy Life’s delay, mistake, act or omission whether it prejudices the Guarantor or not

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(f)
the taking, discharge, impairment or release wholly or partially of any additional or substituted security or guarantee or indemnity in respect of the Franchisee obligations to Healthy Life or Healthy Life’s enforcing or not enforcing any security, guarantee or indemnity, or

(g)	any invalidity or irregularity surrounding the execution of this Guarantee by the Guarantor.

25.9	NO OBLIGATION TO NOTIFY OF DEFAULT

Healthy Life does not have to:

(a)	notify the Guarantor of any default by the Franchisee

(b)	marshal in favour of the Guarantor any security, funds or assets which it holds or may be entitled to receive or have a claim upon.

25.10	NO RECOVERY IN COMPETITION WITH HEALTHY LIFE

The Guarantor must not without Healthy Life’s consent either directly or indirectly, at any time in relation to the winding up or bankruptcy or any formal or informal arrangement with creditors of the Franchisee or any person jointly or severally liable with the Franchisee or the Guarantor:

(a)	recover or claim any sum paid under this agreement

(b)	claim or receive the benefit of any distribution, dividend or payment

(c)	claim to be subrogated to Healthy Life’s position in respect of, or claim the benefit or transfer of, or participate in, any security Healthy Life now or afterwards hold, or

(d)
prove or claim in competition with Healthy Life or exercise or attempt to exercise those rights so as to lessen any amount which Healthy Life would otherwise have been entitled to receive in any winding up, bankruptcy or arrangement with creditors.  The receipt by Healthy Life of any amount will not prejudice Healthy Life’s right to receive payment in full from the Guarantor.

25.11	SET OFF

Healthy Life may set off the whole or any part of any liability of the Guarantor and/or the Franchisee to Healthy Life against any amount payable by Healthy Life to the Franchisee and/or the Guarantor on any account.  However the Guarantor may not deduct, withhold or set off any amount from or against any payment due by the Guarantor to Healthy Life, nor raise any defence counter claim, estoppel or set off which may have been available to the Franchisee.

26	Franchisee as trustee

26.1	APPLICATION

This clause 26 applies if the Franchisee enters this agreement as trustee of any trust.

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

26.2	WARRANTIES

The Franchisee warrants that:

(a)	it has entered into this agreement in its capacity as trustee of the trust and for the benefit of the beneficiaries of the trust

(b)	it has power under the trust deed to enter into and observe its obligations under this agreement

(c)	it is the only trustee of the trust and there has been no proposal or decision to appoint an additional trustee to the trust

(d)	it has not been removed from, ceased to act, or resigned from the office of trustee of the trust and there has been no proposal or decision to remove the Franchisee as trustee of the trust

(e)	it is not in default under the trust deed

(f)
it has a right, and will at all times have a right, to be fully indemnified out of the assets of the trust in respect of obligations of the Franchisee under this agreement and the assets of the trust are sufficient to satisfy that right of indemnity.

26.3	OBLIGATIONS

The Franchisee must not permit any of the following events to occur without Healthy Life’s prior written consent, to the extent it has any control over the event:

(a)	any resettlement, appointment, or distribution of any of the assets of the trust

(b)	any retirement or replacement of trustee or any appointment of a new trustee of the trust

(c)	any amendment to the trust deed establishing the trust

(d)	any breach of the provisions of the trust deed.

27	Miscellaneous

27.1	ENTIRE AGREEMENT

In relation to its subject matter this agreement:

(a)	constitutes the entire agreement between the parties

(b)	supersedes any previous understandings or agreements.

27.2	AMENDMENT

This agreement may only be amended, supplemented, replaced or novated by a document executed by all the parties.

27.3	COUNTERPARTS

This agreement may be executed in any number of counterparts and all of those counterparts taken together constitute one and the same document.

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

27.4	JOINT AND SEVERAL

Where:

(a)	two or more parties have an obligation or liability under this agreement, the obligation or liability is joint and several

(b)	a party consists of two or more people, then the obligations and liability of those persons under this agreement is joint and several.

27.5	DEFAULT INTEREST

The Franchisee must Healthy Life’s interest, at a rate being 2% above the overdraft rate of Healthy Life’s current bankers calculated on daily basis, on any overdue amount the Franchisee owes to Healthy Life and Healthy Life may recover the interest from the Franchisee despite termination of this agreement.

27.6	NO SET OFF

The Franchisee must not withhold payment to Healthy Life or claim any set off against any payments due to Healthy Life for any reason other than for any amount for which the Franchisees has a final judgement or order.

27.7	FORCE MAJEURE

Except for the payment of money, neither Healthy Life nor the Franchisee is liable to the other for any loss caused by the failure to observe and perform the terms and conditions of this agreement on its part to be observed and performed where that that failure is caused by anything beyond the reasonable control of the breaching party including war, insurrection, fire, floods, strikes, lockouts, delays in transport, breakdowns in machinery, any other action by any authority or governmental agency.

27.8	INDEPENDENT CONTRACTORS

Healthy Life and the Franchisee:

(a)
are each independent contractors are not and will not be considered as joint venturers, partners or agents of each other except to the extent that any relationship is expressed in writing to exist between them, and

(b)	do not have a fiduciary relationship.

27.9	WAIVER

Unless specifically stated to the contrary in this agreement, a party’s:

(a)	failure to enforce or a delay in enforcing any of its rights under this agreement does not constitute a waiver of those rights

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

(b)	partial exercise of a right does not preclude any further exercise of that or any other right

(c)	waiver of any right arising under this agreement or remedy arising upon default under this agreement must be in writing and signed by the party granting the waiver.

27.10	SEVERANCE

If any provision of this agreement is held to be prohibited, invalid or unenforceable in any jurisdiction:

(a)	that provision is ineffective to the extent of the prohibition, invalidity or unenforceability in that jurisdiction

(b)	the validity or enforceability of that provision is not affected in any other jurisdiction

(c)	the remaining provisions of this agreement are not affected.

27.11	SIGNATORIES

Each person who signs this document on behalf of a party declares that that person has no notice of the revocation or suspension of the power under the authority by which the person signs this document.

27.12	FURTHER ASSURANCES

The Franchisee and Guarantors must do everything reasonably necessary to give effect to this agreement and the transactions contemplated by it, including the execution of documents.

27.13	EXCLUSION OF MORATORIUM

To the extent not excluded by law, a provision of any legislation which at any time directly or indirectly:

(a)	lessens or otherwise varies or affects in favour of the Franchisee, any obligations under this agreement, or

(b)
stays, postpones or otherwise prevents or prejudicially affects Healthy Life’s exercise of any power or rights under this agreement, is negatived and excluded from this agreement and all relief and protection conferred on the Franchisee by or under that legislation is also negatived and excluded.

27.14	PRIOR UNDERSTANDING

The Franchisee acknowledges that prior to having executed this agreement, the Franchisee has carefully read the provisions of this agreement and has understood them.

27.15	GOVERNING LAW

This agreement is governed by the law in force in New South Wales and the parties submit to the non-exclusive jurisdiction of the courts of or exercising jurisdiction in New South Wales.

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

27.16	NOTICES

The parties’ addresses for delivery of notice are set out in the schedule and on page 1 of this agreement.  A notice by a party:

(a)	is taken to be given if it is made in writing and issued by the sender, and delivered by hand, post, facsimile or electronically

(b)	subject to clause (c) is taken as being received:

(i)	if it is delivered by hand or courier - when actually delivered

(ii)	if it is posted:

(1)	in Australia to an address in Australia, on the 3rd Business Day after posting

(2)	in Australia to an address outside Australia, on the 7th Business Day after posting

(3)	outside Australia to an address in or outside Australia, on the 7th Business Day after posting

(iii)
if it is sent electronically or by facsimile, when the device through which the notice is sent reports that the notice has been sent.  The report must be in readable form and capable of being reproduced on paper.

(c)	that is received or taken to be received under clause 27.16(b) on a day that is not a Business Day or after 5.00pm on a Business Day, is taken to be received on the next Business Day.

27.17	SPECIAL CONDITIONS

This agreement incorporates and must be read subject to any special conditions set out in the schedule.

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

Schedule

Franchisee
Guarantors
Premises
Business Name
Commencement Date
Term	5 years
Joining Fee	$xxx+ GST
Legal Fee	$xxx + GST
Franchise Fee	xx% of Gross Sales plus GST
Marketing Contribution	xx% of Gross Sales plus GST capped at $10,000 plus GST per annum
Administration Fee	$xxxx plus GST per annum + CPI
Renewal Fee	$xxx plus GST
Transfer Fee	$xxxx plus GST if transferred to a non-Healthy Life franchisee $xxxx plus GST if transferred to an existing Healthy Life franchisee
Territory

Trade Marks		Registration number	Classes
		1271763	3, 5, 16, 25, 29, 30, 35, 39, 41, 42

	CLUBLIFE	970549	16, 41 and 44

		1271779	3, 5, 16, 25, 29, 30, 35, 41 and 43
		643815	3, 5, 16, 25, 29, 30, 35 39, 41, 42
		1286503	3,5 and 44
Special Conditions	Legal costs in clause 22.1(c) are to be $xxxx plus GST

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

Signed as an agreement:

Executed by Healthy Life Partners Pty	)
Limited ACN 084 265 421)

Signature

Signature
Full name (print please)

Full name (print please)
Secretary
Director		Position
Position (insert whether Secretary or Director)

Execution clause for Franchisee (choose one of three options):
Option 1: If Franchisee is an individual rather than a company, use this clause

Signed by	)
in the presence of:	)

Signature of franchisee
Signature of witness

Full name (print please)

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

Option 2: If Franchisee is sole director company, and that director is also the sole secretary use this clause

Executed by	)
	)	Signature

Company name and ACN
Full name (print please)

Sole Director and sole Secretary
Position

Date signed: ______________________

Option 3: If Franchisee is any other sort of company use this clause

Executed by	)
)

Company name and ACN		Signature

Full name (print please)
Signature
Director
Position
Full name (print please)

Position (insert whether secretary or director)

Date signed: ______________________

Execution clause for each of the Guarantors:

Signed by	)
in the presence of:	)

Signature of guarantor
Signature of witness

Full name (print please)

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010

Signed by	)
in the presence of:	)

Signature of guarantor
Signature of witness

Full name (print please)

Corporate/525658_4	Healthy Life franchise agreement (MASTER) last amended 17 November 2010